Exhibit 99.1

EL PASO PIPELINE PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $0.55 PER UNIT

Distribution Up 15% From Second Quarter 2011

HOUSTON, July 18, 2012 – El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.55 ($2.20 annualized) payable on Aug. 14, 2012, to unitholders of record as of July 31, 2012.  This represents a 15 percent increase over the second quarter 2011 cash distribution per unit of $0.48 ($1.92 annualized) and an 8 percent increase from $0.51 per unit ($2.04 annualized) for the first quarter of 2012.  EPB has increased its cash distribution 17 consecutive quarters since its initial public offering in November 2007.
Chairman and CEO Richard D. Kinder said, "EPB had a solid quarter and first half of the year.  Our financial results reflect consistent performance from our regulated pipeline and storage assets, completed expansion projects, increased demand from gas-fired power plants and initial contributions from recent asset drop downs from El Paso Corporation.  As we look to the future, we expect to realize cost and growth synergies as a result of Kinder Morgan, Inc.’s recent acquisition of El Paso.  EPB’s assets are well positioned to help meet the country’s increasing demand for natural gas."
EPB reported second quarter distributable cash flow before certain items of $135 million, a 14 percent increase from $118 million for the comparable period in 2011.  Distributable cash flow per unit before certain items was $0.65, compared to $0.60 for the second quarter last year.  Second quarter net income before certain items was $131 million compared to $124 million for the same period in 2011.  Including certain items, net income was $134 million versus $153 million for the second quarter last year.
For the first six months, EPB generated distributable cash flow before certain items of $278 million, up 9 percent from $256 million for the first two quarters of 2011.  Distributable cash flow per unit before certain items was $1.35, which was flat compared to the first six months of 2011.  Net income before certain items was $272 million versus $287 million for first half of 2011.
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KMP – 2Q Earnings	Page 2

Including certain items, net income was $289 million compared to $329 million for the first two quarters last year.  The net gains from certain items for both the first and second quarters included the portion of EPB’s earnings from Cheyenne Plains Gas Pipeline (CPG) prior to EPB’s acquisition of the pipeline company on May 24, 2012.
Business Overview
EPB’s assets produced second quarter earnings before DD&A and certain items of $275 million, up 7 percent from $258 million for the same period last year.  Growth in the quarter was driven by contributions from the May 24 transaction in which EPB acquired the remaining 14 percent interest in Colorado Interstate Gas (CIG) and all of CPG from El Paso Corporation, completed expansion projects on Southern Natural Gas (SNG) and increased demand from gas-fired electric generation facilities in the Southeast.
2012 Outlook
As previously announced, EPB expects to grow its distributions per unit at an annual rate of approximately 9 percent from 2011 to 2015.  EPB expects to declare cash distributions of $2.25 per unit for 2012, a 17 percent increase over the $1.93 per unit it distributed for 2011.  "EPB’s distribution is supported by a diversified portfolio of pipeline and LNG assets which generate consistent cash flow throughout various market conditions, as more than 90 percent of EPB’s revenues are derived from fixed demand charges," Kinder said.  In 2012, EPB expects to generate cash flow in excess of distributions of approximately $80 million.  EPB expects to generate almost $1.2 billion in earnings before DD&A, an increase of approximately $70 million from 2011.
Other News

•
In May, EPB acquired the remaining 14 percent interest in CIG and all of CPG.  As a result of the drop down transaction, EPB now fully owns CIG, a 4,300-mile pipeline system with a design capacity of almost 4.6 billion cubic feet per day.  CPG is a 400-mile pipeline with a design capacity of 934 million cubic feet per day.  The drop down was immediately accretive to distributable cash flow and complements EPB’s existing assets in the Rockies.

•
On June 1, the third and final phase of SNG’s South System III expansion was placed into service.  The approximately $93 million project provides incremental transportation volumes of 125 thousand dekatherms per day (MDth/d).  The South System III expansion was constructed in response to growing gas-fired power demand on SNG’s system.  A 20-year transportation agreement was executed with Southern Company in September of 2009 for all three phases of the project, totaling 375 MDth/d.

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KMP – 2Q Earnings	Page 3

•
On June 21, the Federal Energy Regulatory Commission approved the sale of 617 miles of offshore pipeline assets by SNG to High Point Gas Transmission for $50 million.  SNG anticipates the transaction to close in fall 2012, subject to High Point’s acceptance of the certificate.

•
WYCO High Plains Pipeline, a joint venture with Xcel Energy, executed 10-year agreements with two producers for 250 MDth/d of transport from the DJ Basin near Denver to the WIC pipeline system at Cheyenne, Wyo.  Eight miles of 24-inch-diameter pipeline and related facilities will be constructed to expand the High Plains system by 600 MDth/d.  The approximately $25 million project has an expected in-service date of November 2013.

•
Effective May 25, Richard D. Kinder was appointed Chairman of the EPB board of directors.  Additionally, Kinder Morgan officers C. Park Shaper, Steven J. Kean, and Thomas A. Martin joined the board.  The three existing outside directors, Ronald L. Kuehn, Jr., Arthur C. Reichstetter and William A. Smith, remain on the seven-member board.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia.  The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB.  For more information please visit http://www.kindermorgan.com and www.eppipelinepartners.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 18, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s second quarter earnings.

CONTACTS
Bill Baerg Media Relations (713) 420-2906 bill_baerg@kindermorgan.com www.eppipelinepartners.com	Mindy Thornock Investor Relations (713) 369-9490 mindy_thornock@kindermorgan.com www.kindermorgan.com

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KMP – 2Q Earnings	Page 4

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.

We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for Bear Creek and WYCO our equity method investees, plus other income and expenses, net (which primarily includes deferred revenue, AFUDC equity and other non-cash items).  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business.  We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
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KMP – 2Q Earnings	Page 5

We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items.  Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.  In addition, earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although EPB believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in EPB’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011(1)	2012(1)	2011(1)

Revenues	$367	$383	$757	$777

Costs, expenses and other
Operations and maintenance	100	106	200	202
Depreciation and amortization	45	45	91	90
Taxes, other than income taxes	20	21	42	42
	165	172	333	334
Operating income	202	211	424	443

Other income (expense)
Earnings from equity investments	4	4	7	8
Interest expense, net	(72)	(63)	(144)	(125)
Other, net	-	1	2	3
Net income	134	153	289	329

Net income attributable to Noncontrolling Interests	(4)	(27)	(10)	(80)

Net income attributable to EPB	$130	$126	$279	$249

Calculation of Limited Partners’ interest in net income attributable to EPB
Net income attributable to EPB	$130	$126	$279	$249
Less: Pre-acquisition earnings allocated to General Partner (2)	(8)	(10)	(22)	(18)
Less: General Partner’s 2% interest allocation	(2)	(3)	(5)	(5)
Less: General Partner’s incentive distribution	(29)	(15)	(50)	(25)
Limited Partners’ interest in net income	$91	$98	$202	$201

Limited Partners’ net income per unit
Net income	$0.44	$0.50	$0.98	$1.06
Weighted average units outstanding	207	198	206	189

Declared distribution / unit	$0.55	$0.48	$1.06	$0.94
____________
(1)	Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2)	Represents Cheyenne Plains' earnings prior to the May 24, 2012 acquisition.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Earnings before DD&A and certain items	$275	$258	$558	$551
DD&A	43	42	86	84
Earnings contribution	232	216	472	467
General and administrative expense	(30)	(31)	(60)	(60)
Interest expense, net	(71)	(61)	(140)	(120)
Net income before certain items	131	124	272	287
Certain items
Cheyenne Plains before dropdown	8	15	22	28
CIG environmental reserve adjustment	6	-	6	-
Loss on write-off of asset (1)	(11)	-	(11)	-
Project cancellation payment (2)	-	14	-	14
Sub-total certain items	3	29	17	42
Net Income	$134	$153	$289	$329
Less: Pre-acquisition earnings allocated to General Partner (3)	(8)	(10)	(22)	(18)
Less: General Partner’s 2% interest allocation	(2)	(3)	(5)	(5)
Less: General Partner’s incentive distribution	(29)	(15)	(50)	(25)
Less: Noncontrolling Interests in net income	(4)	(27)	(10)	(80)
Limited Partners’ net income	$91	$98	$202	$201

Net income before certain items	131	124	272	287
Less: Net income attributable to Noncontrolling Interests before certain items	(4)	(22)	(10)	(70)
Net income attributable to EPB before certain items	127	102	262	217
Less: General Partner’s 2% interest allocation	(2)	(3)	(5)	(5)
Less: General Partner’s incentive distribution	(29)	(15)	(50)	(25)
Limited Partners’ net income before certain items	96	84	207	187
Depreciation and amortization (4)	43	42	86	84
Net income attributable to Noncontrolling Interests before certain items	4	22	10	70
Declared distributions to Noncontrolling Interests before certain items (5)	-	(4)	(8)	(38)
Other (6)	-	(1)	(1)	(2)
Sustaining capital expenditures (7)	(8)	(25)	(16)	(45)
DCF before certain items - Limited Partners	$135	$118	$278	$256

Net income / unit before certain items	$0.46	$0.42	$1.00	$0.99
DCF / unit before certain items	$0.65	$0.60	$1.35	$1.35
Weighted average units outstanding	207	198	206	189
____________
(1)	Reflects write-off of a cancelled software implementation project.
(2)	Reflects $17 million BG cancellation option payments related to Phase B of SLNG’s Elba III expansion offset by $3 million write-off of the related project development costs.
(3)	Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(4)	Includes EPB’s share of Bear Creek and WYCO DD&A (less than $500 thousand for each of the periods presented).
(5)	Cash distributions made to the noncontrolling interest holder.
(6)	Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(7)	Includes EPB’s share of Bear Creek and WYCO sustaining capital expenditures (less than $500 thousand for each of the periods presented).

Transport Volumes (BBtu/d)	7,820	6,959	7,814	7,265

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	June 30, 2012	December 31, 2011(1)
ASSETS

Cash and cash equivalents	$47	$120
Other current assets	254	210
Property, plant and equipment, net	6,000	6,040
Investments	72	71
Regulatory assets and other assets	220	238
TOTAL ASSETS	$6,593	$6,679

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$83	$82
Other current liabilities	226	263
Long-term debt	4,537	4,028
Other	74	75
Total liabilities	4,920	4,448

Partners’ capital
Accumulated other comprehensive income (loss)	(4)	(7)
Other partners’ capital	1,677	2,122
Total EPB partners’ capital	1,673	2,115
Noncontrolling interests	-	116
Total partners’ capital	1,673	2,231
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$6,593	$6,679

Total Debt, net of cash and cash equivalents	$4,573	$3,990

Earnings before DD&A and certain items	$1,093	$1,087
G&A expense	(124)	(125)
EBITDA (2) (3)	$969	$962

Debt to EBITDA	4.7	4.1
____________
(1)	Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2)	EBITDA is last twelve months
(3)	EBITDA includes add back of EPB's share of Bear Creek and WYCO DD&A, which was approximately $1 million for both 12 months ended June 30, 2012 and December 31, 2011.
(4)	Debt as of 12/31/11 has been retrospectively adjusted to include Cheyenne Plains. Reported debt net of cash and cash equivalents as of 12/31/11 was $3.825 million.
(5)	As of December 31, 2011, excluding Cheyenne Plains, the Debt to EBITDA would have been 4.0.